53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
November 2, 2020	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
Bandwidth Inc.	Hamburg	Seoul
900 Main Campus Drive	Hong Kong	Shanghai
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	London	Singapore
Re: Registration Statement on Form S-3	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Ladies and Gentlemen:	Milan

We have acted as special counsel to Bandwidth Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholder (the “Selling Stockholder”) named in the Registration Statement (as defined below) of up to 663,394 shares (the “Shares”) of Class A common stock, par value $0.001 per share (the “Common Stock”), delivered to the Selling Stockholder pursuant to the Share Purchase Agreement, dated as of October 12, 2020 (the “Agreement”), by and among the Company, Voicebox S.à r.l., Itay Rosenfeld, Stefaan Konings, Dirk Hermans, Gaetan Brichet and Stichting Administratiekantoor Voice. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2020 (the “Registration Statement”) and the related prospectus, dated November 2, 2020 (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the resale of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

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the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP

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